Exhibit 2

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”) dated this 27th day of December, 2001 by and between, Bedford Holdings, Inc., a New Jersey corporation (“Bedford”) and Anthony Iannuzzi, Stephen E. Moore,  (collectively, the "Itrade Members").  The signatories hereto may hereinafter also be referred to jointly as the "Parties".

RECITALS

Pursuant to an agreement dated May 24, 2001, (the "Prior Agreement") Bedford acquired all of the outstanding membership units of itradecurrency.com, L.L.C., a Delaware limited liability company (“Itrade”) in exchange for one million shares of common stock of Bedford, subject to adjustment in certain events.

Simultaneously with the closing of the Prior Agreement, the Parties executed and delivered the employment agreements described in the Prior Agreement (the "Employment Agreements").

The Prior Agreement also called for the appointment of one designee of the Itrade Members to the Board of Directors of Bedford, but that appointment was never effected.

The Parties have determined to reverse the exchange transaction made pursuant to the Prior Agreement, and accordingly to exchange the one million shares of Bedford issued to the Itrade Members in that transaction for the membership units acquired by Bedford in that transaction, to terminate the Employment Agreements, the Parties agreeing that the acceptance of the Itrade membership units by the Itrade Members shall be in lieu, and constitute specific discharge of, all severance and other compensation which is owing to them under such Employment Agreements as of the date hereof, and to take the other actions described herein.

The Parties therefore agree as follows:

1.

 Location of Definitions. Capitalized terms which are not proper nouns are defined in Section 14 of the Prior Agreement.

2.

Exchange of Shares and Other Instruments. Simultaneously with the execution of this Agreement:

(a)

Delivery of Itrade Units.  Bedford is delivering to the Itrade Members, or to one or more persons designated by the Itrade Members in writing, certificates representing the Itrade Units, duly endorsed to the Itrade Members or accompanied by stock powers duly executed in proper form for transfer to the Itrade Members, in the amounts set forth below:

Anthony Iannuzzi	500 units
Stephen E. Moore	500 units

(b)

Delivery of The Itrade Members Shares. In exchange for the Itrade Units, each of the Itrade Members is delivering a certificate or certificates representing an aggregate of 500,000 shares of common stock of Bedford (the “Bedford Shares”) to Bedford.

(c)

 Delivery of Certificate for Escrowed Shares.  The escrow agent is returning to Bedford in the certificate for 500,000 shares of Bedford common stock which would have become issuable to the Itrade Members as an adjustment in certain events.

(d)

Director. The Itrade Members shall, upon closing of the transactions contemplated by this agreement, no longer be entitled to have a designee appointed to the Board of Directors of Bedford.

(e)

Employment Agreements. Effective upon closing of the transactions contemplated by this agreement, the Employment Agreements are terminated.

(f)

Transfer Taxes.  Each party shall be responsible for its own transfer and similar taxes assessed or payable in connection with the sale and transfer of the Itrade Units and the Bedford Shares, as the case may be, and the transactions contemplated hereby.

(g)

 Delivery of Itrade Records. Promptly after delivery of the certificates referred to in paragraphs 2(a) and 2(b), and in any event not later than two weeks thereafter, Bedford shall deliver to the Itrade Members all books and records in its possession relating to the operations of Itrade, provided, however, that Bedford shall be entitled to retain such copies as it may, in its reasonable judgment, determine to be necessary for purposes of preparing its financial statements and its reports to be filed with the Securities in Exchange Commission, and otherwise to demonstrate its compliance with law with respect to the period during which it held the Itrade Units.

3.

Representations and Warranties of Bedford. Bedford represents and warrants to the Itrade Members as follows:

(a)

Truth of Representations. The representations made by Bedford in the Prior Agreement and the Employment Agreement are true in all material respects as if made on the date hereof except:

(i)

to the extent that such representations became untrue solely as a result of the transactions specifically provided for in the Prior Agreement;

(ii)

that the holders of certain promissory notes have commenced litigation to enforce those notes as described in Bedford's periodic reports filed with the SEC.

(b)

Authority.  Bedford has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by Bedford and constitutes the legal, valid and binding obligation of Bedford, enforceable against it in accordance with its terms.

(c)

No Conflict; Required Filings and Consents.

(i)

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any law, regulation, court order, judgment or decree, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of Bedford, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of any Contract, permit, license or franchise to which Bedford is bound or affected, except for conflicts, violations, breaches or defaults which, in the aggregate, would not have a material adverse effect on the business, operations, Assets, Liabilities, condition (financial or otherwise), results of operations or prospects (a “Material Adverse Effect”) of Bedford.

(ii)

The execution, delivery or performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not require any notice, report or other filing with any governmental authority, domestic or foreign, or require any waiver, consent, approval or authorization of any Person or any governmental or regulatory authority, domestic or foreign.

4.

Representations and Warranties of the Itrade Members. Each of the Itrade Members, severally and not jointly, represents and warrants to Bedford as follows:

(a)

Truth of Representations. The representations made by the Itrade Members in the Prior Agreement are true and all material respects as if made on the date hereof except to the extent that

(i)

such representations became untrue solely as a result of the transactions specifically provided for in the Prior Agreement; and

(ii)

such representations may be affected by transactions occurring in the ordinary course of Itrade's business since the date of the Prior Agreement.

(b)

Capacity. Each Itrade Stockholder has the legal capacity to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of such Itrade Members, enforceable in accordance with its terms.

(c)

No Conflict; Required Filings and Consents.

(i)

 The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to either Itrade or the Itrade Members, (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of any Contract, permit, license or franchise to which either Itrade or any of the Itrade Members is a party or is bound or affected, which conflict, violation, breach, default or right of termination or cancellation would have a Material Adverse Effect on the business, operations, Assets, Liabilities, condition (financial or otherwise), results of operations or prospects of Itrade or impair the Itrade Members' ability to consummate the transactions contemplated hereby.

(ii)

 The execution, delivery or performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not require any notice, report or other filing with any governmental authority, domestic or foreign, or require any waiver, consent, approval or authorization of any Person or any governmental or regulatory authority, domestic or foreign except as otherwise set forth herein.

5.

Covenants.

(a)

Best Efforts.  Subject to the terms and conditions herein provided, each of the Parties shall to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including to make all required submissions or filings with governmental entities and regulatory bodies, to consummate and make effective the transactions contemplated by this Agreement.  If at any time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement, or the proper officers and directors of each party to this Agreement, as appropriate, shall take all such necessary action.  Bedford and the Itrade Members will execute any additional instruments necessary to consummate the transactions contemplate hereby.

6.

Nature and Survival of Representations, Warranties and Covenants. All statements contained herein or in any certificate, schedule or other document delivered pursuant hereto shall be deemed representations and warranties by the party delivering the same.  All representations and warranties and covenants shall survive the Closing Date.  All representations and warranties contained in this Agreement shall not be deemed to be waived or otherwise affected by any prior knowledge of, or any investigation made by or on behalf of, any party hereto.  All covenants and agreements shall survive the consummation of the transactions contemplated hereby.

7.

Release by Bedford. Effective upon closing, Bedford releases and discharges the Itrade Members and their agents, attorneys, heirs, executors, administrators, successors and assigns from all actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity ("Claims"), which against the Itrade Members, Bedford, its servants, agents, affiliates, subsidiaries, parents, partners, heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of closing, excluding only Claims arising under this Agreement (including without limitation the representations incorporated in this agreement by Section 4(a) and the indemnification provided in Section 10).

8.

Release by the Itrade Members. Effective upon closing, each of the Itrade Members releases and discharges Bedford and its agents, attorneys, successors and assigns from all Claims, which against Bedford, the Itrade Members, their servants, agents, affiliates, subsidiaries, partners, heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of closing, excluding only Claims arising under this Agreement (including without limitation the representations incorporated in this Agreement by Section 3(a) and the indemnification provided in Section 9).

9.

 Indemnification by Bedford. Bedford agrees to indemnify and hold harmless the Itrade Members from and against any Liabilities, damages, losses, claims, Liens, costs or expenses (including reasonable attorneys’ fees) of any nature insofar as a Loss (or actions in respect thereof), arises out of or is based upon any failure on the part of Bedford, during the period in which it held the Itrade Units, to fulfill its covenants pursuant to the terms of Section 6(g) of the Prior Agreement and otherwise to maintain the records under the Securities Exchange Act of 1934 and related regulations with respect to Itrade's operations as Associated Person or Allen & Pierce Securities, except to the extent that such failure is the result of a failure by the Itrade Members to maintain records as directed by Bedford or Allen and Pierce Securities, or to provide access to such records to Bedford.

10.

 Indemnification by the Itrade Members. The Itrade Members, jointly and severally, agree to indemnify and hold harmless Bedford from and against any Liabilities, damages, losses, claims, Liens, costs or expenses (including reasonable attorneys’ fees) of any nature insofar as a Loss (or actions in respect thereof), arises out of or is based upon any failure on the part of the Itrade Members, during the period in which Bedford held the Itrade Units, to maintain records as directed by Bedford or Allen and Pierce Securities, or to provide access to such records to Bedford.

11.

Miscellaneous.

(a)

Entire Agreement; Assignment.  This Agreement, together with all Schedules Exhibits, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or between any of them with respect to the subject matter hereof.  All references to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement unless the text requires otherwise.  This Agreement shall not be assigned by operation of law or otherwise.

(b)

Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made as of the date delivered or mailed if delivered in person, by telecopy, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties as follows:

If to Bedford:

Bedford Holdings, Inc.

300 Blaisedell Road

Orangeburg, NY 10962

Fax:  (845) 398-1849

Attn.: Mr. Leon Zapoll

If to the Itrade Members:

____________________

____________________

Fax:

or to such other address as the Person to whom notices is given may have previously furnished to the others in writing in the manner set forth above.

(c)

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to applicable principles of conflicts of laws thereof.

(d)

Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, its successors and assigns.

(e)

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, or individually, as the case may be, all as of the day and year first above written.

Bedford Holdings, Inc.

By:

________________________

Name:

Leon Zapoll

Title:

President

________________________

Anthony Iannuzzi

________________________

Stephen E. Moore

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